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                                  PROJECT BLUE
                              Discussion Materials
                                October 14, 2003

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        Executive Summary
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             o   Based on publicly-available information, Rhone Group LLC
                 ("Rhone") has analyzed the trading patterns of Blue's smaller shareholders in order to determine an appropriate price at which the company should undertake an odd-lot tender offer.

             o Small Blue shareholders seem to have acquired their shares in the first 2-3 years of Blue trading, hence, their basis is most likely in the $4.00 to $6.00 per share range, a meaningful premium to today's stock price of $3.52 per share.

                     - During the past 4 years, over 90% of the float traded in the first two and half years, when Blue shares were at the higher levels

                     - Non-odd lot shareholders have generated the majority of
                       Blue volume recently, indicating that odd-lot shareholders may have done little trading since the stock's decline in the past 16 months and may have just held on their stock positions

             o However, the stock has been rather illiquid, especially since late 2001, trading on average (median) at volumes of 200 shares a day. While stock price movements have shown little correlation to volume traded, we expect that a small investor may still experience some downward pressure on price if he/she attempted to sell his/her stock in the open market today.

             o As such, in order to attract small shareholders to tender their shares, Rhone recommends that the Blue offer price be at least $4.00 per share. This would still represent a meaningful premium to today's stock price for an illiquid security and may help to draw out a larger number of odd-lot shareholders.


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Stock & Volume Performance -- Last 4 Years
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Price & Volume Analysis
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                                 Cumulative Period Prior to 10/01/03
                    ------------------------------------------------------------
                    4 Years      3 Years       2 Years      1 Year     6 Months
                    -------      -------       -------      ------     --------
Stock Price
        High         $7.17        $7.17         $7.05        $5.40      $3.75
        Low          2.20         2.20          2.20         2.20       2.32
        Average      4.66         4.78          4.30         3.01       2.78

Daily Volume
        High         230,303      66,177        30,500       30,500     30,500
        Low          0            0             0            0          0
        Median       400          133           116          200        200
        Average      4,502        1,617         1,304        1,524      1,333





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Stock Basis Analysis -- Last 4 Years by Quarter
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(Volume in '000s)


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Current Price of
$3.52 @ 10/13/03




Total Volume Traded     1,373.0    620.4  704.7   737.8  179.5  257.7  119.8
% of Float (1)          51.9%      23.4%  26.6%   27.9%  6.8%   9.7%   4.5%
% of Total Shares       25.7%      11.6%  13.2%   13.8%  3.4%   4.8%   2.2%
Average Volume / Day    20.5        9.5   10.8    11.4   2.8    4.0    1.8


                                                                                      Cumulative
                                                                                      ----------

Total Volume Traded     26.2   66.0   92.2   85.9   33.4   107.4  115.7  121.1  50.3   4,691.2
% of Float (1)          1.0%   2.5%   3.5%   3.2%   1.3%   4.1%   4.4%   4.6%   1.9%   177.3%
% of Total Shares       0.5%   1.2%   1.7%   1.6%   0.6%   2.0%   2.2%   2.3%   0.9%   87.8%
Average Volume / Day    0.4    1.0    1.4    1.3    0.5    1.6    1.8    1.9    0.8     4.5



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(1) Based on estimated float of 2.6 mm shares per the Proxy and Bloomberg information.



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Regression Analysis -- Daily Price Change vs. Daily Volume Traded Last 2 Years
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Intra-Day Trading Volume Analysis -- Last 2 Months


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% of Total                 Aug-03              Sep-03      Cumulative
Lots of 101+ Shares         83.5%               94.5%        89.3%
Lots of 100 Shares          16.5                5.5          10.7
                          ---------           ---------    ---------
Total Volume                100.0%              100.0%       100.0%




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Stock Basis Analysis -- Last 2 Months (1)
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Lots of 100 Shares or Less

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Current Price of
$3.52 @ 10/13/03

                                      August-03        September-03

Vol. Weigh. Average Price               $2.96            $3.51
Total Small Lot Volume Traded           3,000            1,100



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(1) Source: Bloomberg


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